Exhibit 99.1

Kymera Therapeutics Announces Third Quarter 2025 Financial Results and Provides a Business Update

Enrollment and dosing completed in KT-621 (STAT6) BroADen Phase 1b trial in atopic dermatitis (AD) patients, with data to be reported in December 2025

Initiated KT-621 BROADEN2 Phase 2b trial in AD

KT-621 BREADTH Phase 2b trial in asthma on track to initiate in 1Q26

KT-579 (IRF5) IND-enabling studies completed, with Phase 1 clinical trial expected to start in early 2026

Well-capitalized with $979 million in cash as of September 30, 2025, and runway into the second half of 2028

Company to hold video conference call and webcast today at 8:30 a.m. ET

Watertown, Mass. (November 4, 2025) – Kymera Therapeutics, Inc.(NASDAQ: KYMR), a clinical-stage biopharmaceutical company advancing a new class of oral small molecule degrader medicines for immunological diseases, today reported financial results for the third quarter ended September 30, 2025, and provided business highlights and updates on its pipeline.

“Our team has made impressive research, clinical, and regulatory progress this quarter to advance our first-in-class oral degrader medicines, and we look forward to several important milestones through the fourth quarter and early next year,” said Nello Mainolfi, PhD, Founder, President and CEO, Kymera Therapeutics. “We’ve completed patient enrollment and dosing in the KT-621 BroADen Phase 1b trial in AD, marking a significant moment in the industry as the first STAT6-directed agent in patients, and we plan to share the full data set next month. Additionally, we’ve initiated the KT-621 BROADEN2 Phase 2b trial in AD and are on track to start BREADTH, the Phase 2b asthma study, in the first quarter of 2026, positioning us on an accelerated development path to multiple registrational studies across areas of significant unmet need.”

Dr. Mainolfi continued, “We were pleased to share additional preclinical efficacy data for KT-579 showcasing our novel oral approach to modulating IRF5, a key driver of multiple autoimmune disease pathologies. This program is on track for clinical entry in early 2026. These important milestones across our industry leading oral immunology pipeline underscore our focus on delivering groundbreaking medicines to patients around the world.”

Business Highlights, Recent Developments and Upcoming Milestones

STAT6 Degrader Program

KT-621 is an investigational, first-in-class, once daily, oral degrader of STAT6, the specific transcription factor responsible for IL-4/IL-13 signaling and the central driver of Type 2 inflammation. In the Phase 1 clinical study in healthy volunteers, KT-621 demonstrated complete STAT6 degradation in blood and skin following low daily oral doses, reductions of multiple disease relevant Type 2 biomarkers, and a safety profile undifferentiated from placebo. KT-621, the first STAT6-directed drug to enter clinical evaluation, has the potential to transform treatment paradigms for more than 130 million patients around the world, including children and adults, suffering from Type 2 diseases such as atopic dermatitis (AD), asthma, bullous pemphigoid (BP), chronic obstructive pulmonary disease (COPD), chronic rhinosinusitis with nasal polyps (CRSwNP), eosinophilic esophagitis (EoE), chronic spontaneous urticaria (CSU), and prurigo nodularis (PN), among others.

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The Company has completed enrollment and dosing in the KT-621 BroADen Phase 1b trial, an open label study in patients with moderate to severe AD, with data expected to be reported in December 2025. This single arm study is evaluating two doses in approximately 20 patients with the objective to show that robust STAT6 degradation in blood and skin by KT-621 has a dupilumab-like effect on reducing multiple Type 2 biomarkers in the blood and on the Type 2 transcriptome of active AD skin lesions at four weeks. The trial will also assess effects on clinical endpoints such as Eczema Area and Severity Index (EASI) and Pruritus Numerical Rating Scale (NRS), among others.

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The KT-621 BROADEN2 Phase 2b trial in AD has been initiated with topline data expected by mid-2027. This randomized, double-blind, placebo-controlled, multicenter, dose-ranging trial is evaluating the efficacy, safety and tolerability of three doses of KT-621 in approximately 200 patients with moderate to severe AD over 16 weeks. Baseline eligibility criteria include an EASI score of at least 16, at least 10% of body surface area affected, and an average weekly Pruritis NRS score of at least 4. Patients from the study have the opportunity to participate in a 52-week open label extension period after completion of the trial. The primary endpoint is the percent change from baseline in EASI score at week 16. Secondary endpoints will evaluate a range of additional safety and efficacy measures, including the proportion of patients achieving EASI-50, EASI-75, a validated Investigator Global Assessment (vIGA) score of 0 to 1, and at least a 4-point improvement in Peak Pruritus NRS. More information on the BROADEN2 study can be found on clinicaltrials.gov (NCT# NCT07217015).

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The Company is on track to initiate BREADTH, a Phase 2b trial in moderate to severe asthma patients, in the first quarter of 2026. The parallel Phase 2b studies in AD and asthma are expected to accelerate KT-621 development and enable dose selection for subsequent parallel Phase 3 registrational studies across multiple Type 2 dermatology, gastroenterology and respiratory indications.

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In September, the Company presented results from the KT-621 Phase 1 healthy volunteer trial in late-breaking oral presentations at the European Academy of Dermatology and Venereology (EADV) and European Respiratory Society (ERS) Congresses. Additionally, the Company shared new preclinical data in a poster at EADV that builds upon KT-621’s compelling characterization in disease-relevant contexts compared to dupilumab.

IRF5 Degrader Program

KT-579 is an investigational, first-in-class, oral degrader of IRF5, a genetically validated transcription factor and master regulator of immunity. KT-579 has the potential to selectively block inflammation and restore immune regulation by inhibiting pro-inflammatory cytokines, Type I IFN, and autoantibody production while sparing normal cell function. In preclinical studies, KT-579 degraded IRF5 across multiple preclinical species and in all disease-relevant tissues. In preclinical models of lupus and rheumatoid arthritis (RA), KT-579 was equal or more efficacious than small molecule inhibitors and biologics currently marketed or in the clinic. In preclinical safety studies, KT-579 did not show any adverse effects of any type at all doses and concentrations tested. KT-579 has the potential to be the first novel mechanism with broad utility in diseases where effective and well tolerated oral therapies are needed, such as lupus, Sjögren's, inflammatory bowel disease (IBD), RA and others.

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Kymera has completed the KT-579 IND-enabling studies. The Company intends to advance KT-579 into Phase 1 testing in early 2026.

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In October, the company presented two preclinical posters at the American College of Rheumatology (ACR) Annual Meeting. The new data shared demonstrated KT-579’s activity in additional preclinical efficacy models of lupus and RA, further supporting IRF5 degradation as a first-in-class mechanism to address B cell activation as well as autoantibody and pro-inflammatory cytokine production in multiple autoimmune diseases.

Partnered Programs

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KT-485/SAR447971, a selective, potent, oral IRAK4 degrader being advanced in partnership with Sanofi for immuno-inflammatory diseases, is in IND-enabling studies, with clinical entry expected in 2026.

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Preclinical activities are ongoing under an exclusive option and license agreement with Gilead Sciences to advance the Company's CDK2 molecular glue program for the potential treatment of breast cancer and solid tumors. Upon exercise, which would result in an option exercise payment to Kymera, Gilead would assume all responsibility to develop, manufacture and commercialize all products resulting from the collaboration.

Corporate Updates

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In September, the Company appointed Brian Adams, JD, as Chief Legal Officer and Corporate Secretary to lead Kymera’s legal, corporate governance, and intellectual property functions.

Financial Results

Collaboration Revenues: Collaboration revenues were $2.8 million for the third quarter of 2025 compared to $3.7 million for the third quarter of 2024. Collaboration revenues recognized in the third quarter of 2025 were all attributable to the Company’s collaboration with Gilead Sciences. Collaboration revenues recognized in the third quarter of 2024 were all attributable to the Company’s collaboration with Sanofi.

Research and Development Expenses: Research and development expenses were $74.1 million for the third quarter of 2025 compared to $60.4 million for the third quarter of 2024. This increase was primarily due to increased expenses related to the investment in the Company’s STAT6 program, platform and discovery programs, as well as costs related to continued growth in the research and development organization. Stock based compensation expenses included in R&D were $8.4 million and $7.6 million for the third quarters of 2025 and 2024, respectively.

General and Administrative Expenses: General and administrative expenses were $17.3 million for the third quarter of 2025 compared to $15.5 million for the third quarter of 2024. The increase was primarily due to an increase in legal and professional service fees in support of the Company’s growth and an increase in personnel, facility, and other expenses. Stock based compensation expenses included in G&A were $7.4 million and $7.3 million for the third quarters of 2025 and 2024, respectively.

Net Loss: Net loss was $82.2 million for the third quarter of 2025 compared to $62.5 million for the third quarter of 2024.

Cash and Cash Equivalents: As of September 30, 2025, Kymera had $978.7 million in cash, cash equivalents and investments. Kymera expects that its cash balance will provide the Company with a cash runway into the second half of 2028, beyond multiple clinical inflection points in our pipeline.

Event Details

Kymera will host a video conference call today, November 4, 2025, at 8:30 a.m. ET. To join the call please use this link to register. A live webcast of the event will be available under News and Events in the Investors section of the Company’s website at https://www.kymeratx.com/. A replay of the webcast will be archived and available following the event for three months.

About Kymera Therapeutics
Kymera is a clinical-stage biotechnology company pioneering the field of targeted protein degradation (TPD) to develop medicines that address critical health problems and have the potential to dramatically improve patients’ lives. Kymera is deploying TPD to address disease targets and pathways inaccessible with conventional therapeutics. Having advanced the first degrader into the clinic for immunological diseases, Kymera is focused on building an industry-leading pipeline of oral small molecule degraders to provide a new generation of convenient, highly effective therapies for patients with these conditions. Founded in 2016, Kymera has been recognized as one of Boston’s top workplaces for the past several years. For more information about our science, pipeline and people, please visit www.kymeratx.com or follow us on X or LinkedIn.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, without limitation, implied and express statements about our expectations regarding strategy, business plans and objectives on the development of our clinical and preclinical pipeline, including the therapeutic potential, clinical benefits and safety thereof, including for the Phase 1b data readout of KT-621 in AD patients in December 2025, the initiation of Phase 2b studies of KT-621 in patients with AD and asthma in the fourth quarter of 2025 and first quarter of 2026, respectively, the effect of initial parallel development of Phase 2b studies in AD and asthma patients on acceleration of late parallel development across multiple indications, and the preliminary cross-study assessments comparing non-head-to-head clinical data of KT-621 to published data for dupilumab, the advancement of KT-579 into Phase 1 clinical testing in early 2026, the KT-485/SAR447971 program, objectives on the development of CDK2 degraders, and Kymera’s financial condition and expected cash runway into the second half of 2028. The words "may," "might," "will," "could," "would," "should," "expect," "plan," "anticipate," "intend," "believe," "expect," "estimate," "seek," "predict," "future," "project," "potential," "continue," "target," “upcoming” and similar words or expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any forward-looking statements in this press release are based on management's current expectations and beliefs and are subject to a number of risks, uncertainties and important factors that may cause actual events or results to differ materially from any forward-looking statements contained in this press release, including, without limitation, risks associated with: the risk that cross-trial comparisons may not be reliable as no head-to-head trials have been conducted comparing KT-621 to dupilumab, and Phase 1 clinical data for KT-621 may not be directly comparable to dupilumab’s clinical data due to differences in molecule composition, trial protocols, dosing regimens, and patient populations and characteristics, that the results from the Phase 1b KT-621 trial may differ from the Phase 1a KT-621 data, that preclinical and clinical data, including the results from the Phase 1a trial of KT-621, is not predictive of, may be inconsistent with, or more favorable than, data generated from future or ongoing clinical trials of the same product candidate, uncertainties inherent in the initiation, timing and design of future clinical trials, the availability and timing of data from ongoing and future clinical trials and the results of such trials, the ability to successfully demonstrate the safety and efficacy of drug candidates, the timing and outcome of planned interactions with and submissions to regulatory authorities, the availability of funding sufficient for our operating expenses and capital expenditure requirements, the ability of each party to perform its obligations under the Kymera and Gilead exclusive option and license agreement, the unexpected emergence of adverse events or other undesirable side effects during preclinical and clinical development, whether Kymera will be able to fund development activities and achieve development goals, including those under the Kymera and Gilead collaboration, and other factors. These risks and uncertainties are described in greater detail in the section entitled "Risk Factors" in the most recent Quarterly Report on Form 10-Q and in subsequent filings with the SEC. In addition, any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. We explicitly disclaim any obligation to update any forward-looking statements. No representations or warranties (expressed or implied) are made about the accuracy of any such forward-looking statements.

KYMERA THERAPEUTICS, INC.
Consolidated Balance Sheets
(In thousands, except share and per share amounts)
(Unaudited)

	September 30, 2025	December 31, 2024
Assets
Cash, cash equivalents and marketable securities	$ 978,737	$ 850,903
Property and equipment, net	45,128	50,457
Right-of-use assets, operating lease	42,947	47,407
Other assets	35,232	29,268
Total assets	$ 1,102,044	$ 978,035
Liabilities and Stockholders’ Equity
Deferred revenue	$ 37,236	$ 13,576
Operating lease liabilities	80,303	84,017
Other liabilities	38,247	44,823
Total liabilities	155,786	142,416
Total stockholders’ equity	946,258	835,619
Total liabilities, preferred stock and stockholders’ equity	$ 1,102,044	$ 978,035

KYMERA THERAPEUTICS, INC.
Consolidated Statements of Operations and Comprehensive Loss
(In thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Collaboration Revenue	$ 2,764	$ 3,741	$ 36,341	$ 39,678

Operating expenses:
Research and development	$ 74,094	$ 60,410	$ 232,737	$ 168,431
General and administrative	17,336	15,455	51,252	47,202
Impairment of long-lived assets	3,855	—	3,855	4,925
Total operating expenses	95,285	75,865	287,844	220,558
Loss from operations	(92,521)	(72,124)	(251,503)	(180,880)
Other income (expense):
Interest and other income	10,444	9,697	27,413	27,964
Interest and other expense	(98)	(60)	(280)	(190)
Total other income	10,346	9,637	27,133	27,774
Net loss attributable to common stockholders	$ (82,175)	$ (62,487)	$ (224,370)	$ (153,106)
Net loss per share attributable to common stockholders, basic and diluted	$ (0.94)	$ (0.82)	$ (2.71)	$ (2.09)
Weighted average common stocks outstanding, basic and diluted	87,300,286	76,125,975	82,653,142	73,330,338

Investor and Media Contact:

Justine Koenigsberg

Vice President, Investor Relations

investors@kymeratx.com

media@kymeratx.com

857-285-5300